Exhibit 10.1

1212 Terra Bella Avenue Mountain View, CA 94043-1824 USA

Phone: 650.940.4700 Fax: 650.940.4710 Web: www.iridex.com

September 6, 2017

Mr. George Marcellino 3773 Paul Sweet Road Santa Cruz, CA 95065

Dear George,

I am very pleased to extend to you this employment offer for the full‑time position of

V.P., Clinical Affairs with IRIDEX Corporation. You will be reporting directly to me. This position will be based in the Company’s Mountain View, CA office.

This offer covers several areas:

Compensation:

Base Salary: $11,538.47 payable bi-weekly (annualized to $300,000/yr), in accordance with the Company’s standard payroll policies and subject to applicable withholdings.

MBO Bonus Opportunity for 2017: 1/4 of 40% of your annualized salary.

MBO is defined as an incentive, contingent upon specific corporate and management objectives and goals. Payout of any bonus will be based upon the extent of achievement of your MBOs and such other terms as specified in the applicable Company MBO plan. MBOs will be determined by you and me.

Stock Options: 30,000 shares of the Company’s common stock

In addition to your salary and bonus opportunity described above, we will recommend to the Compensation Committee of the Board of Directors at their next meeting that they approve a grant of stock options to purchase 30,000 shares of the Company’s common stock (the “Option”) under the Company’s 2008 Equity Incentive Plan (“Plan”) and option agreement thereunder.

Upon grant, the Option will be scheduled to vest and become exercisable by you over a total period of 48 months following the your date of hire (“Hire Date”), in the following manner, in each case subject to your continued status as a Service Provider (as defined in the Plan) through each relevant date:

•	12/48 (7,500) of the shares of the Company’s common stock subject to the Option on the one (1) year anniversary of your Hire Date; and
•	1/48 per month thereafter on the same day of the month as your Hire Date (or the last day of the month, if there is no corresponding day in such month).

Per Share Exercise Price: 100% of the fair market value (generally, the closing sales price) of a share of the Company’s common stock as of the Option’s grant date.

Restricted Stock Units: 25,000 shares of the Company’s common stock

We will recommend to the Compensation Committee of the Board of Directors at their next meeting that they approve a grant of restricted stock units (“RSU Award”) under the Plan and restricted stock unit award agreement thereunder. Upon grant, the RSU Award will be scheduled to vest over a total period of 48 months following your Hire Date, in the following manner, in each case subject to your continued status as a Service Provider through each relevant date:

•	12/48 (6,250) of the shares of the Company’s common stock subject to the RSU Award on the one (1) year anniversary of your Hire Date; and
•	1/48 per month thereafter on the same day of the month as your Hire Date (or the last day of the month, if there is no corresponding day in such month).

Directorship:

We anticipate that you will continue to serve as a member of our Board of Directors for an interim period until a suitable replacement has been identified and appointed.

Benefits:

Insurance coverage is available for health, dental, prescriptions, and vision, at a portion of the premium for employee and dependent(s), if they are eligible to participate in accordance with the terms of the applicable IRIDEX plan. The Company also provides for life, business travel, short-term (STD) and long-term disability (LTD) insurance. You may sign up on the 401k Plan effective the first day of any month following your Hire Date.

As a Member of the Executive Staff, you have unlimited vacation without the requirement of accruing or tracking time off. You will also accrue two weeks of sick time during your first year of employment. IRIDEX also compensates their eligible employees for eight holidays and two floating holidays per year.

The Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate. All forms of compensation referred to in this letter are subject to any applicable withholdings and any other deductions required by applicable law.

Your anticipated start date is October 2, 2017. IRIDEX’s normal working hours are 8:00 a.m. to 5:00 p.m. Monday through Friday. The V.P., Clinical Affairs position is a salary exempt position and may require you to work beyond the normal work schedule, travel and/or work on Saturdays or Sundays. IRIDEX has a travel policy that outlines what expenses are appropriate and the documentation which is needed for reimbursement.

This offer of employment will expire at the end of business day on Friday, September 8, 2017.

Please note that this offer of employment is made “at will” in which either you or the Company may terminate employment at any time and for any reason, with or without cause or notice.

This offer is contingent upon acceptable results from your background check and also upon your completing, signing, and returning the enclosed: Employment, Confidential Information, Invention Assignment, and Arbitration Agreement; and providing verification of eligibility to work in the United States in accordance with the provisions of the Immigration Reform and Control Act of 1986 before starting work.

You will be required to present evidence of your work eligibility on your first day of employment. A sample of the sufficient items include a United States Passport or Driver’s License and Social Security Card.

This letter along with the enclosed Confidential Information and Invention Assignment Agreement between you and IRIDEX, set forth the terms of your employment with IRIDEX and supersede any prior negotiations, representations, or agreements, whether oral or written. The provisions of this letter regarding “at will” and arbitration may only be modified by a document signed by you and the Company’s president. This letter is governed by the laws of the State of California, without giving effect to provisions governing the choice of law.

We have very high expectations that your capabilities, experience, and winning attitude will make you an outstanding contributor on the IRIDEX team.

Sincerely,

By:	/s/ William M. Moore
William M. Moore President and Chief Executive Officer

Accepted By: /s/ George Marcellino Date:   September 6, 2017

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